                                                                   EXHIBIT 99.1
HA-LO Industries Completes Acquisition of Starbelly.com

Shareholders Overwhelmingly Approve Purchase of Internet Company

CHICAGO, May 5 /PRNewswire/ -- HA-LO Industries, Inc. (NYSE: HMK - NEWS), a brand marketing organization, announced today the completion of its previously announced acquisition of Starbelly.com, the privately-held leading e-commerce provider of branded merchandise. The acquisition received overwhelming approval at a special meeting of HA-LO shareholders held yesterday, and positions HA-LO as the dominant Internet player in the $15 billion promotional products and custom-decorated merchandise industry.

       Effective today, HA-LO's Promotional Products Group and Starbelly.com will join into one division of HA-LO named Starbelly.com. HA-LO's marketing services division will continue to operate independently under the name UPSHOT Marketing Group, but expects to benefit from the e-commerce expertise brought by Starbelly.com as UPSHOT expands its brand marketing services to online environments.

       "Today is a milestone in HA-LO's e-transformation and a great day for its customers, employees and shareholders," said John Kelley, HA-LO's chief executive officer. "The addition of Starbelly's sophisticated Internet business model, along with HA-LO's market leadership and customer relationships, provides HA-LO with a strong platform for accelerated growth. Plans are well underway for a smooth integration."

       The acquisition of Starbelly.com demonstrates HA-LO's commitment to its e-transformation strategy, announced at the end of 1999, which is to evolve the Company into a cutting-edge, business-to-business brand-marketing leader that spans both online and offline environments. The Company previously announced that as a result of this transformation, HA-LO will focus on rapid top-line growth and expects long-term margin improvements through technology-enabled operating efficiencies.

       HA-LO Industries, a brand marketing organization, is the nation's leading distributor of promotional products through Starbelly.com and a premier provider of brand marketing services through UPSHOT Marketing Group. HA-LO's extensive client roster includes such global leaders as Abbott Labs, Anheuser-Busch, The Coca-Cola Company, Discover Financial Services, Ford, General Electric, Glaxo Wellcome, Mirage Resorts, Procter & Gamble, J.E. Seagram & Son and SBC Communications. The company operates in 11 countries.

       Certain statements in this press release regarding HA-LO's long-term growth, value creation, and the success of the e-transformation of the company are forward-looking statements that invoke substantial risks and uncertainties. Actual results may differ materially from those implied by such forward-looking statements as a result of various factors. Readers are encouraged to review HA-LO's annual report on Form 10-K for other important factors that may cause actual results to differ materially from those implied in these forward-looking statements.

SOURCE: HA-LO INDUSTRIES, INC.